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Exhibit 10.5

February 27, 2006

Stanley C. Penzotti, Jr., PhD
1549 Saratoga Court
Green Oaks, IL 60048

RE:
Employment Offer

Dear Stan:

        I am pleased to offer you the opportunity to join Clarus Therapeutics, Inc. as Vice President of Pharmaceutical Development beginning May 1, 2006. The specific terms of this employment offer are outlined below and, as we discussed, are contingent on Clarus successfully completing an ongoing market study to demonstrate that our proposed oral testosterone product will be viable given various potential dosing options.(1) You will report directly to me in this vital position and will be responsible for directing all activities related to the development and eventual manufacture of Clarus' oral testosterone product(s). As such, I will look to you to oversee current projects and establish new ones at various outside vendors. In addition, you will be responsible for sourcing materials needed to produce Clarus' testosterone product as well as identifying and qualifying new manufactures of both the API and finished dosage forms.

        Your starting salary will $175,000 per year paid in semi-monthly installments. As a further incentive, Clarus will pay you a $15,000 signing bonus (payable only if you commence full-time employment) to help you defray any costs associated with your relocation to the Chicago area. Future salary increases will be at the discretion of Clarus' Board of Directors and will be based, in large part, on the timing of financing rounds, an annual performance review and the financial status of the company. In further consideration of your position in the company, Clarus will grant you an option to purchase 125,000 shares of common stock at an exercise price of $0.10 per share. All option shares will vest in equal monthly installments over a 4-year period with a one-year cliff-vesting provision. This means that none of these shares vest during the first 12 months of your employment whereupon 25% will immediately vest on May 1, 2007 so long as you are still employed by Clarus. After this date, the remaining shares will vest monthly over 36 months. Should there be a change in control of the company (generally defined as an outside company or group of investors taking a majority ownership position), all options shares granted you will immediately vest. This grant must be ratified by the board of directors and is subject only to the terms and conditions of Clarus' stock option plan. Future grant awards will be made based on company and individual employee performance but Clarus intends to use option grants as a strong performance incentive.

(1)
A negative finding would be surprising to Clarus and TMP but is always a possibility. In the event that this study reveals major concerns about an oral testosterone product—so much so to seriously challenge the product's likely viability in the market—then it is possible TMP would stop development. A copy of the market proposal from Knowledge Networks (KN) is enclosed. Clarus will be working closely with Knowledge Networks to draft the questions used to query hypogonadal men and physicians who write large numbers of prescriptions for testosterone replacement products. A final report is expected from this study in the mid-April time frame.

        Clarus will also provide you with dental and vision insurance but will not provide health insurance given the fact that you have secure coverage from another source. In addition to company holidays, as noted in the attachment hereto, you will also receive three weeks of paid vacation per calendar year. If you are unable to use all of your vacation in any one year because the workload at Clarus is such that it is not possible for you to do so, you may rollover up to one week to the next year but may not have a cumulative total of vacation in excess of four (4) weeks. For 2006, vacation days will be pro-rated based on your starting date.

        Between now and when you join Clarus on a full time basis, Clarus would like to enter into a consulting arrangement with you under the terms specified in the enclosed Consulting Agreement. During this period, you will interact with Clarus staff as well as external consultants and vendors. Office space and associated tools will be provided for you at Clarus' offices in Northbrook, IL and you may use these as needed between now and May 1.

        Stan, I believe that you will make a substantial contribution to Clarus. In doing so, you will be joining a team that is committed to making Clarus a recognized leader in the development and marketing of androgen-based prescription products, worldwide. Of greater importance from my perspective is the opportunity we will have to positively impact the health of individuals who use our products.

        Finally, as a condition of your employment, you must sign the attached "Inventions, Confidentiality and Noncompetition Agreement".

        Please indicate your acceptance of this offer by signing below and returning a copy of this letter to me by mail or by facsimile. Thank you.

Kind regards,

/s/ ROBERT E. DUDLEY Robert E. Dudley, PhD President & CEO

ACCEPTANCE:

/s/ STANLEY C. PENZOTTI., JR. Stanley C. Penzotti., Jr. Ph.D.	March 6, 2006 Date

Enclosures:    Inventions Confidentiality and Noncompetition Agreement; Consulting Agreement; 2006 Holiday Schedule; and Knowledge Networks Proposal

May 16, 2008

Stan Penzotti, PhD
1549 Saratoga Court
Green Oaks, IL 60048

Re:
Reduced Work Week

Dear Stan:

        This letter formalizes the discussion you had with Bob concerning the reduction in your work week effective June 1, 2008. As of that date, your standard week will be reduced from 40 hours to 20 hours, with a corresponding 50% reduction in base salary. Accordingly, your base salary as of June 1, 2008 will be $87,500. You will still be fully covered under Clarus' dental and disability insurance programs. In addition, your stock options awarded May 1, 2006 will continue to vest as specified in the stock option agreement. You will also be eligible for any incentive compensation program that the Board of Directors may approve for 2008.

        The days/hours you choose to work will be flexible, although it is generally desired that you be in the office on Mondays when we typically hold staff meetings. You should coordinate your work week with Bob.

        Also, as you discussed with Bob, the potential exists that we will need your services on a full time basis later this year or early next year depending on the outcome of the Phase II study soon to be initiated and the Board's decision about the company's future. In the meantime, you are free to consult for other companies on your time provided, of course, that you protect confidential Clarus information and do not provide services to companies that compete with Clarus' effort to develop an oral testosterone product.

        Please acknowledge the terms included herein by signing below.

        Best regards,

/s/ STEVE BOURNE Steve Bourne Chief Financial Officer

Acknowledged:	/s/ STANLEY C. PENZOTTI, JR. Stanley C. Penzotti, Jr., PhD	5/16/08 Date

August 3, 2009

Stan Penzotti, PhD
1549 Saratoga Court
Green Oaks, IL 60048

Re:
Reduced Work Week

Dear Stan:

        This letter formalizes the discussion you had with Bob concerning the reduction in your work week effective August 1, 2009. As of that date, your standard week will be reduced from 40 hours to 28 hours, with a corresponding 30% reduction in base salary. Accordingly, your base salary as of August 1, 2009 will be $122,500. You will still be fully covered under Clarus' dental and disability insurance programs. In addition, your stock options awarded May 1, 2006 and June 1, 2008 will continue to vest as specified in the stock option agreements. You will also be eligible for any incentive compensation program that the Board of Directors may approve for 2009.

        In general, it is desirable to have you in the office on Monday through Wednesday, although there will be some flexibility around this. We would also like you to keep up with your voice mail and e-mail on days you are not in the office.

        Also, as you discussed with Bob, the potential exists that we will need your services on a full time basis later this year or early next year. In the meantime, you are free to consult for other companies on your time provided, of course, that you protect confidential Clarus information and do not provide services to companies that compete with Clarus' effort to develop an oral testosterone product.

        Please acknowledge the terms included herein by signing below. Best regards,

/s/ STEVE BOURNE Steve Bourne Chief Financial Officer

Acknowledged:	/s/ STANLEY C. PENZOTTI, JR. Stanley C. Penzotti, Jr., PhD	08/19/09 Date

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  Exhibit 10.5